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                                                                     Exhibit 8.2




                      [Letterhead of Debevoise & Plimpton]


                                                              September 11, 2003



To the Boards of Directors of
Unibanco -- Uniao de Bancos Brasileiros S.A.
and Unibanco Holdings S.A.
Avenida Eusebio Matoso 891
05423-901 Sao Paulo
SP-Brazil

Ladies & Gentlemen:

      We are acting as special U.S. counsel for Unibanco -- Uniao de Bancos Brasileiros S.A. ("Unibanco") and Unibanco Holdings S.A. ("Holdings") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form F-3 (Registration Nos. 333 - 107813 and 333-107813-01) (the "Registration Statement") relating to the offering by Mizuho Corporate Bank, Ltd. and Commerzbank Aktiengesellschaft of Units, including Units in the form of Global Depositary Shares, as described in the Registration Statement.

      We hereby confirm to you our opinion as set forth in the Registration Statement under the caption "Taxation -- Material United States Federal Income Tax Consequences." We express no opinion as to the laws of any jurisdiction other than the United States of America.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Taxation -- Material United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of person whose consent is required by the Act or the rules and regulations promulgated thereunder.

                               Very truly yours,

                               /s/ Debevoise & Plimpton